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                                November 5, 2004


RMK Advantage Income Fund, Inc.
Morgan Keegan Tower
Fifty Front Street
Memphis, Tennessee 38103


Ladies and Gentlemen:

     We have acted as counsel to RMK Advantage Income Fund, Inc. (the "Fund"), a Maryland corporation, in connection with the filing with the Securities and Exchange Commission ("SEC") of the Fund's Pre-Effective Amendment No. 2 to the Fund's registration statement on Form N-2 (File Nos. 333-118846 and 811-21631) (the "Registration Statement"), registering the number of shares of the Fund's common stock, par value $0.0001 per share, set forth under "Amount Being Registered" on the facing page of the Registration Statement (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

     You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Fund's Articles of Incorporation and By-Laws and the corporate action of the Fund that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials as to certain matters of fact that are material to our opinion. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have further assumed that the number of issued Shares will not be less than 4 million nor more than 90 million. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Fund. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing, we are of the opinion that:


     1.   The Shares have been duly authorized for issuance by the Fund; and

     2.   When issued and paid for upon the terms  provided in the  Registration
          Statement,   the  Shares  will  be  validly  issued,  fully  paid  and
          nonassessable.

KIRKPATRICK & LOCKHART LLP

RMK Advantage Income Fund, Inc.
November 5, 2004
Page 2



     This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to our firm in the prospectus and statement of additional information that are being filed as part of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.



                                                Very truly yours,


                                                /s/ Kirkpatrick & Lockhart LLP